Exhibit 99.2

Ingles Markets, Incorporated Completes Offering of $700 Million of Senior Notes

ASHEVILLE, N.C.--(BUSINESS WIRE)--June 12, 2013--Ingles Markets, Incorporated (NASDAQ: IMKTA) today announced that it has completed its previously announced $700 million offering of Senior Notes due 2023 in a transaction exempt from the registration requirements of the Securities Act of 1933.

The unsecured Senior Notes bear interest at 5.75% and were issued at par.

Ingles intends to use a substantial portion of the net proceeds from the offering to purchase any and all of its $575 million outstanding 8.875% Senior Notes due 2017 (the "8.875% Notes") which are tendered in the tender offer and consent solicitation. Today the company paid $470.4 million consideration for the approximately $448.3 million aggregate principal amount of the 8.875% Notes that were validly tendered and accepted on or before June 11, 2013. To the extent not tendered in the tender offer and accepted by the company on or before June 25, 2013, the remaining $126.7 million of 8.875% Notes will be redeemed on or about July 1, 2013.

Ingles will use the remaining cash proceeds from the offering to repay certain other debt, fund capital expenditures and for general corporate purposes.

The Senior Notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 203 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Select Market under the symbol IMKTA. For more information, visit Ingles' website at www.ingles-markets.com.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2012 Form 10-K and 2013 Forms 10-Q.

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer